Exhibit 99.1

Hospira, Inc.

Net Sales by Product Line

(Unaudited)

(dollars in millions)

	Year Ended December 31,
	2010	2009	2008
Americas—
Specialty Injectable Pharmaceuticals	$1,829.0	$1,589.9	$1,328.9
Medication Management (1)	827.5	917.0	927.4
Other Pharma	481.4	556.4	522.0
Total Americas	3,137.9	3,063.3	2,778.3

Europe, Middle East & Africa—
Specialty Injectable Pharmaceuticals	283.2	272.0	287.4
Medication Management (1)	126.6	142.4	144.3
Other Pharma	78.7	128.4	152.1
Total Europe, Middle East & Africa	488.5	542.8	583.8

Asia Pacific—
Specialty Injectable Pharmaceuticals	237.3	211.4	205.4
Medication Management (1)	45.0	45.4	46.8
Other Pharma	8.5	16.4	15.2
Total Asia Pacific	290.8	273.2	267.4

Net Sales	$3,917.2	$3,879.3	$3,629.5

Global—
Specialty Injectable Pharmaceuticals	$2,349.5	$2,073.3	$1,821.7
Medication Management (1)	999.1	1,104.8	1,118.5
Other Pharma	568.6	701.2	689.3

Net Sales	$3,917.2	$3,879.3	$3,629.5

(1) As part of Project Fuel, Hospira disposed of the non-strategic critical care business, during 2009. As a result, the former Other Devices product line is now included in a single device product line, Medication Management.  Medication Management includes infusion pumps, related software and services, dedicated administration sets, gravity administration sets, critical care products (through August 2009) and other device products.

Hospira, Inc.

Net Sales by Product Line

(Unaudited)

(dollars in millions)

	2010				2009				2008
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Americas—
Specialty Injectable Pharmaceuticals	$458.7	$433.4	$453.0	$483.9	$439.2	$449.1	$368.5	$333.1	$347.2	$341.1	$299.9	$340.7
Medication Management (1)	206.2	209.6	205.2	206.5	231.1	228.3	243.8	213.8	226.4	234.8	254.6	211.6
Other Pharma	114.0	119.1	122.9	125.4	153.2	126.0	139.4	137.8	147.6	129.8	122.7	121.9
Total Americas	778.9	762.1	781.1	815.8	823.5	803.4	751.7	684.7	721.2	705.7	677.2	674.2

Europe, Middle East & Africa—
Specialty Injectable Pharmaceuticals	77.7	68.3	67.3	69.9	76.7	69.6	68.1	57.6	63.2	67.5	78.4	78.3
Medication Management (1)	32.9	31.1	28.6	34.0	37.2	34.4	34.9	35.9	32.7	37.8	35.8	37.9
Other Pharma	18.4	16.8	24.9	18.6	39.7	25.6	35.4	27.7	31.9	41.3	42.4	36.6
Total Europe, Middle East & Africa	129.0	116.2	120.8	122.5	153.6	129.6	138.4	121.2	127.8	146.6	156.6	152.8

Asia Pacific—
Specialty Injectable Pharmaceuticals	68.6	57.0	54.1	57.6	62.4	57.0	53.0	39.0	50.1	57.3	52.4	45.6
Medication Management (1)	13.0	12.0	10.4	9.6	11.4	11.7	11.1	11.2	11.5	11.4	11.9	12.0
Other Pharma	2.6	2.0	1.8	2.1	4.3	5.8	2.7	3.6	3.1	4.5	3.5	4.1
Total Asia Pacific	84.2	71.0	66.3	69.3	78.1	74.5	66.8	53.8	64.7	73.2	67.8	61.7

Net Sales	$992.1	$949.3	$968.2	$1,007.6	$1,055.2	$1,007.5	$956.9	$859.7	$913.7	$925.5	$901.6	$888.7

Global—
Specialty Injectable Pharmaceuticals	$605.0	$558.7	$574.4	$611.4	$578.3	$575.7	$489.6	$429.7	$460.5	$465.9	$430.7	$464.6
Medication Management (1)	252.1	252.7	244.2	250.1	279.7	274.4	289.8	260.9	270.6	284.0	302.3	261.5
Other Pharma	135.0	137.9	149.6	146.1	197.2	157.4	177.5	169.1	182.6	175.6	168.6	162.6

Net Sales	$992.1	$949.3	$968.2	$1,007.6	$1,055.2	$1,007.5	$956.9	$859.7	$913.7	$925.5	$901.6	$888.7

(1) As part of Project Fuel, Hospira disposed of the non-strategic critical care business, during 2009. As a result, the former Other Devices product line is now included in a single device product line, Medication Management.  Medication Management includes infusion pumps, related software and services, dedicated administration sets, gravity administration sets, critical care products (through August 2009) and other device products.